                            EXHIBIT 21

                  SUBSIDIARIES OF THE REGISTRANT
         WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES
                        AS OF MARCH 7, 1997

                                                                     Percent
                                                    State of      of Capital
Name of Company                                Incorporation     Stock Owned
United Presidential Corporation                      Indiana         100 (1)

United Presidential Life Insurance Company           Indiana         100 (2)

Washington National Insurance Company               Illinois         100 (3)

Note 1 - Owned by Washington National Insurance Company (71.3%) and Washington National Corporation (28.7%).
Note 2 -  Owned by United Presidential Corporation
Note 3 -  Owned by Washington National Corporation